EXHIBIT 23

Consent of ParenteBeard LLC, Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-59072, 033-81246, and 333-166329) and Form S-8 (No. 333-29021) of The York Water Company of our reports dated March 8, 2011, relating to the financial statements and the effectiveness of The York Water Company’s internal control over financial reporting which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.  We also consent to incorporation by reference of our report dated March 8, 2011 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ParenteBeard LLC
ParenteBeard LLC
York, Pennsylvania
March 8, 2011